Exhibit 99.1

          Cypress Bioscience, Inc. Announces Third Quarter 2003 Results

    SAN DIEGO, Nov. 12 /PRNewswire-FirstCall/ -- Cypress Bioscience, Inc. (Nasdaq: CYPB) today announced its financial results for the third quarter of 2003. For the quarter ended September 30, 2003, the Company reported a net loss of approximately $5.2 million or $0.28 per share basic and diluted compared to a net loss of approximately $1.8 million or $0.14 per share basic and diluted for the corresponding period in 2002. At September 30, 2003, the Company had cash, cash equivalents and short-term investments totaling
$19.2 million.
    The Company reported no revenue for the quarters ended September 30, 2003 and 2002. All of the Company's revenue during 2002, which was recognized during the first quarter, is related to an agreement with Fresenius, whereby the Company licensed to Fresenius rights with respect to the PROSORBA column, a medical device. Pursuant to an amendment to the original agreement with Fresenius in January 2001, Cypress received an upfront payment of approximately $8.0 million. This upfront payment was initially recognized as revenue on a straight-line basis over a five-year term at the rate of $400,000 per quarter. However, in January 2002, the agreement was modified to clarify that the $8.0 million upfront fee received by Cypress was not refundable under any circumstances, and therefore, the $6.4 million that was the remaining deferred revenue as of December 31, 2001 was recognized as revenue in the first quarter of 2002.
    As a result of the modification of the agreement with Fresenius in January 2002, the Company will not recognize additional revenue, if any, under its agreement with Fresenius until at the earliest, January 30, 2008, when it may receive a one-time payment of $1.0 million, $2.0 million or no payment at all, based on sales of the PROSORBA column.
    Total operating expenses for the quarter ended September 30, 2003 were approximately $5.3 million compared to $1.9 million for the corresponding period in 2002. The increase in operating expenses for the third quarter of 2003 compared to the third quarter of 2002 was due to higher research and development expenses, general and administrative expenses and compensation expense for variable stock options. The increase in research and development expenses is primarily due to a $1.0 million milestone payment due and paid to Pierre Fabre in September 2003 and costs incurred in connection with the preparation for our Phase III trial for milnacipran, including expenses for clinical research organization and trial consultants. The increase in general and administrative expenses is due to increased legal, consulting and travel costs related to business development activities. Additionally, the non-cash charge of compensation expense for variable stock options increased to $1.6 million during the third quarter of 2003 as the intrinsic value of the common stock underlying the options increased due to an increase in our stock price during the period. Due to a decline in our stock price during the third quarter of 2002 and a complete offset to the cumulative compensation charge as of June 30, 2002, we did not record any compensation charge during the third quarter of 2002.

    About Cypress Bioscience, Inc.
    Cypress is committed to be the innovator and commercial leader in providing products for the treatment of patients with Functional Somatic Syndromes, such as Fibromyalgia Syndrome, or FMS, and other related chronic pain and central nervous system disorders. In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. In May 2003, Cypress restated its license agreement with Pierre Fabre. The restated license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. Milnacipran, the first of a new class of agents known as NSRIs, or Norepinephrine Serotonin Reuptake Inhibitors, shares a pharmacological profile with the tricyclic antidepressants (TCAs), considered the most effective drugs for treatment of FMS, while appearing to lack the side effects associated with the latter. In October 2003, Cypress began initiating its Phase III clinical trials for the use of milnacipran as a potential treatment for FMS. For more information about Cypress, please visit the Company's web site at www.cypressbio.com . For more information about FMS, please visit www.FMSresource.com .

    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com , contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on
Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in completing our Phase III trials; and that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndrome. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                           CYPRESS BIOSCIENCE, INC.
                           Condensed Financial Data
                     (In thousands except per share data)
     Statement of Operations Data:
                                    Quarter ended          Nine months ended
                                    September 30,            September 30,
                                   2003        2002        2003     2002
                                     (unaudited)             (unaudited)
     Revenue from Fresenius
      agreement                      $--         $--          $--   $6,400
     Operating expenses            5,266       1,856       14,605    5,828
     Other income, net                32          56           78      127
     Net income (loss)           $(5,234)    $(1,800)    $(14,527)    $699
     Net income (loss) per
      share - basic               $(0.28)     $(0.14)      $(0.88)   $0.06
     Shares used in computing
      net income (loss) per
      share - basic               18,947      13,182       16,567   11,005
     Net income (loss) per
      share - diluted             $(0.28)     $(0.14)      $(0.88)   $0.06
     Shares used in computing net
      income (loss) per
      share - diluted             18,947      13,182       16,567   11,145

     Balance Sheet Data:
                                                September 30,   December 31,
                                                     2003           2002
                                                 (unaudited)
     Assets
      Cash and cash equivalents and short-term
       investments                                   $19,248        $12,209
      Other current assets                               164            107
      Non-current assets                                 116            161
       Total assets                                  $19,528        $12,477
     Liabilities and Stockholders' Equity
      Current liabilities                               $891           $635
      Long-term liabilities                               55             57
      Stockholders' equity                            18,582         11,785
       Total liabilities and stockholders' equity    $19,528        $12,477


SOURCE  Cypress Bioscience, Inc.
    -0-                             11/12/2003
    /CONTACT: Sabrina Martucci Johnson, Chief Financial Officer and Vice President, or Mary Gieson, Investor Relations, both of Cypress Bioscience, Inc., +1-858-452-2323/
    /Web site:  http://www.cypressbio.com /
    (CYPB)
CO:  Cypress Bioscience, Inc.
ST:  California
IN:  HEA MTC BIO OTC
SU:  ERN